Exhibit 10.2

January 12, 2019

John Legg

Westport, CT

Dear John,

On behalf of Purple, it is my pleasure to extend to you this written offer to serve as an officer of Purple Innovation, Inc. This offer is contingent upon successful results of a background check and drug screen, and your execution of an agreement to protect the intellectual property and other rights of Purple and its affiliated companies.

Key points to your employment and compensation include:

Position:	Chief Operating Officer reporting to Joe Megibow, Chief Executive Officer.

Base wage:	$350,000 yearly paid on a bi-weekly basis less deductions required by law. Payable in accordance with normal payroll practices of the company. This is an exempt position.

Bonus:	Up to 50% annual bonus at target performance based on both the company and your performance.

Equity:	250,000 options, subject to board approval. It is also expected that you will participate in a long-term incentive plan that is still being finalized. Your level of participation will be commensurate with other C-level positions in the organization.

Responsibilities & Duties:	As an officer of the Company you, together with the executive management team, will act on behalf of the Company in managing Purple LLC’s business and otherwise operating the Company. You will be paid by Purple LLC and subject to the policies of Purple LLC. During your employment with Purple LLC, you will devote your full business time, skill, attention, and best efforts to the performance of your duties, subject to customary carve-outs for charitable or religious activities and management of personal affairs that do not materially interfere with the performance of your duties to the Company. You will have such duties and authority as is customary for a COO of a publicly traded company with subsidiaries and as determined from time to time by the CEO. You will comply with all lawful rules, policies, procedures, regulations and administrative directions now or hereafter reasonably established by the Company and Purple LLC.

Corporate Opportunity:	You are required to submit to the Company all business, commercial and investment opportunities or offers presented to you or of which you become aware which relate to the business of the Company at any time during your employment. Unless approved by the Board, you shall not accept or pursue, directly or indirectly, any Corporate Opportunities on your own behalf.

Cooperation:	You shall both during and after your employment for the Company, subject to the Company reimbursing you for out-of-pocket expenses, cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, your being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into your possession, all at times and on schedules that are reasonably consistent with your other permitted activities and commitments).

Living Expense Stipend:	We jointly agree that you will commute from your home to Purple through June of 2020. You will receive a monthly living expense stipend of $4,500 per month to cover living and local transportation expenses while commuting.

Travel Expenses:	Purple will reimburse all airfare travel costs necessary for your commuting to Purple. Flights should be booked at least two (2) weeks in advance and travel should be coach unless you have personal miles to cover any seating upgrades.

Relocation Costs:	It is expected that you will relocate to Utah no later than June of 2020. The company will pay for your relocation. You will need to provide three (3) bids from nationally reputable movers and the Company and you will jointly agree upon which service to use. As part of the relocation benefit, Purple will reimburse two (2) round-trip coach flights for your wife and daughter, booked at least two (2) weeks in advance, between now and June, 2020.

If you leave Purple by your own choice or are separated from Purple for cause within 12 months of the date of your relocation, you will be responsible for reimbursing the company a pro-rated portion (each month represents 8.33%) of the total relocation costs.

Work Schedule:	This is a full-time position based out of Grantsville, UT (travel between Grantsville and the corporate office will be reimbursed per our mileage reimbursement policy)

Benefits:	You will be eligible to participate in the Purple benefits programs on the same basis as other personnel such as health, dental, and vision insurance plans, as well as Life Insurance. You are eligible for the medical, dental, and vision plan on the first day of the month following your date of hire. You are also eligible to participate in our 401(k) plan at a 5% company match on the first of the month following a four-month qualification period. You are also eligible to receive a severance in the event of termination without cause, in accordance with our severance plan applicable to C-level employees.

Paid Time Off:	You will receive 120 hours of paid time off (PTO) per annum accrued in accordance with the company’s vacation policy. The company also provides the employee with 10 paid holidays per year.

At Will Employment:	In accepting our offer of employment, you certify your understanding that your employment will be on an at-will basis, and that neither you nor any company representative has entered into a contract regarding the terms or the duration of your employment. As an At-Will employee, you will be free to terminate your employment with the company at any time, with or without cause or advance notice. Similarly, the company is free to conclude its employment relationship with you at any time, with or without cause, or advance notice.

Drug/alcohol testing:	By accepting this offer: You acknowledge yourself as being free of inappropriate drug or alcohol use; you agree to submit to a drug/alcohol screening test as a condition of employment; and you accept that Purple has a smoke-free workplace policy and a drug/alcohol-free workplace program which could include ongoing random or comprehensive testing of all employees or individual employees.

In addition, Purple will provide you with the necessary materials and equipment to effectively perform the responsibilities of your position. Any equipment, proprietary information, or other materials must be returned to the company upon termination for any reason.

As with any employment at will, all compensations, benefits, work assignments, etc. are subject to change in accordance with the needs of the company, with the exception of any vested rights.

John, I am confident that you will find this position both challenging and rewarding. We look forward to your contributions and success with Purple. Upon acceptance of this offer, please sign and date the letter to indicate your acceptance of the position as well as the attached Proprietary Information & Invention Assignment and return it to HR at careers@purple.com.

Sincerely,

/s/ Joseph B. Megibow
Joseph B. Megibow
Purple, CEO

I accept this employment offer:

/s/ John Legg
John Legg

01/12/2019
Date

Employment Start Date: January 21, 2019

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